STOCK PURCHASE AGREEMENT

        This Agreement made as of the 15th day of January, 1996 between National Affiliated Corporation, a Louisiana corporation and registered insurance holding corporation ("Seller" or "NAC") and The
Southern Group, Inc., a Maryland corporation ("Buyer").

                      WITNESSETH:

        WHEREAS, Seller has 10,538,972 authorized but unissued shares of Common Stock, no par value per share ("Common Stock"), comprising approximately 75% of the total number of authorized shares of Common Stock as well as 181,539 shares of Common Stock issued and held by the Seller as treasury stock.

        WHEREAS, Seller owns 100% of the outstanding shares of
(i) National Affiliated Investors Life Insurance Company, a Louisiana domiciled life insurance company ("NAIL"), (ii) National Affiliated Marketing Company, a Louisiana company, formerly known as Affiliated Investment Marketing ("NAMC")
(iii) and National Affiliated Finance Company, a Louisiana company ("NAFC") and (iv) Practical Leasing Unlimited Systems, a Louisiana company ("PLUS") (NAIL, NAMC, NAFC and PLUS are also individually referred to as Subsidiary or collectively as Subsidiaries).

        WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, shares of Common Stock having a value of approximately $6 million for the purchase price and upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.      Agreement to Purchase and Sell.

        Upon the terms and subject to the conditions set forth in this Agreement and based upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), Seller shall sell, grant, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller 10,355,045 shares of the authorized but unissued shares of NAC Common Stock (the "NAC Shares").

2.      Purchase Price.

        2.1 The purchase price for the NAC Shares (the "Purchase Price") shall be $6,800,000 (Six Million Eight Hundred Thousand Dollars). Buyer shall pay the Purchase Price at closing (the "Closing") by the delivery to Seller of the assets described in Schedule 2.1 of this Agreement (the "Transferred Assets"), which Transferred Assets shall have a value, on the books of Buyer, of not less than the Purchase Price, at December 31, 1995 as audited by Coopers & Lybrand, and at the Closing Date, as adjusted as provided in Section 2.2.

        2.2 If the independent auditors of NAC determine that a reserve for litigation in excess of $75,000 is warranted prior to closing, the Purchase Price will be adjusted accordingly.
In the event any state in which NAIL is authorized to engage in business as of the date of this Agreement prohibits or otherwise restricts NAIL from conducting such business in any manner before the Closing Date, the Purchase Price will be reduced by $15,000 (Fifteen Thousand Dollars) per state which takes any such action to restrict NAIL's business activities.

3.      Closing.

        3.1 The Closing shall take place at such time and place as Seller and Buyer may agree within ten days following the satisfaction of all conditions to Closing, including the receipt of all required consents and approvals referred to below (the "Closing Date"), unless otherwise agreed to by the parties hereto in writing.

        3.2 At the Closing, Seller shall deliver to Buyer: (a) certificates representing the NAC Shares, free and clear of all liens and encumbrances; (b) the certificate required by Section 11.1; (c) the legal opinion required by Section 11.2; (d) an executed registration rights agreement in the form of Exhibit
3.2 to this Agreement; and, (e) such other documents may be required to be delivered by Seller by the terms of this Agreement.

        3.3 At the Closing, Buyer shall deliver to Seller: (a) the Purchase Price as provided in Section 2 herein; (b) the certificate required by Section 10.1; (c) the legal opinion required by Section 10.2; (d) an executed registration rights agreement in the form of Exhibit 3.2 to this Agreement and, (e) such other documents as may be required to be delivered by Buyer by the terms of this Agreement.

4.      Representations and Warranties of Seller.

        Seller, as to itself and as to each Subsidiary, and each Subsidiary, as to itself only, represent and warrant to Buyer, as of the date hereof and as of the Closing Date that as follows:

        4.1 Seller has not less than 10,538,972 authorized but unissued shares of Common Stock, comprising approximately 75% of the total authorized shares of Common Stock and there is no existing impediment to the sale and transfer of all such NAC Shares to Buyer except as disclosed in this Agreement. Such shares are free and clear of all liens, security interests, encumbrances, pledges, loans, or claims by or on the part of any person, firm or corporation whatsoever.

        4.2 There are no outstanding contracts, agreements, options, warrants, calls, commitments or rights of any nature to acquire any shares of any class of the capital stock of Seller or of any Subsidiary, and no issued and outstanding shares of NAC or its Subsidiaries are the subject of any voting trust agreement or other agreement relating to the voting thereof or restricting in any way the sale or transfer thereof, other than this Agreement and options held by directors, officers and employees of NAC listed on Schedule 4.2.

        4.3 NAIL is a stock life insurance corporation, duly organized, validly existing, and in good standing under the laws of the State of Louisiana and each of NAC, NAMC, NAFC and PLUS are corporations duly organized, validly existing, and in good standing under the laws of the State of Louisiana.

        4.4 NAIL is duly qualified to transact the business of a life insurance company in the State of Louisiana and in each of the states listed on Schedule 4.4 and has all corporate powers and authority necessary to engage in such business in such state and to own its own properties.

        4.5 Each of NAC, NAMC, NAFC and PLUS is duly qualified to transact its respective business in the State of Louisiana and each other state in which it conducts business and has all corporate powers and authority necessary to engage in such business in such state and to own its own properties, except to the extent that any failure to possess such powers or authority does not have material adverse effect on the businesses or operations of such company.

        4.6 Except as provided in Section 4.4, there are no pending or, to the knowledge of management, threatened proceedings which would affect the right of NAC or any Subsidiary to continue such business in Louisiana or in any other state in which such companies operate and none of such companies has failed to comply with any law or regulation of any applicable jurisdiction in the conduct of its business and corporate affairs which failure in any respect has materially adversely affected, or reasonably might be expected to materially adversely affect, such company's business, operations, properties, assets or financial condition, except that the decline in such company's capital as of December 31, 1995, as disclosed to Buyer, may result in regulatory action in certain jurisdictions to limit or terminate NAIL's activities there.

        4.7 The Quarterly Statement for the nine months ending September 30, 1995, filed with the Department of Insurance for the State of Louisiana fairly presents the financial position of NAIL as of said date and the results of NAIL's operations for the nine months then ended, and is properly prepared in accordance with statutory accounting principles prescribed or authorized by the Department of Insurance of the State of Louisiana.

        4.8 The Quarterly Statement of NAC for the nine month period ending September 30, 1995 fairly presents the financial position of NAC as of September 30, 1995 and the results of its operations for the nine months then ended, and is properly prepared in accordance with generally accepted accounting principles.

        4.9 Each of NAC and its subsidiaries have timely and accurately filed all local, state and federal tax returns and reports of every kind, which are required to be so filed (or has obtained valid extensions to file the same) and has timely and fully paid all taxes (including premium taxes), interest, penalties, assessments or deficiencies which have become due except for amounts which may be contested in good faith by appropriate proceedings. Adequate provision for payment of taxes accrued as of the dates of such statements has been made in the financial statements of NAC and its Subsidiaries referred to in Section 4.7 and Section 4.8. All statements, permits, fees, and any other filings or charges imposed or required of NAC or its Subsidiaries by the State of Louisiana, or any other jurisdiction including premium taxes, have been filed, paid or adequate provision for payment thereof has been made in the aforesaid financial statements for all years and periods through and including the dates of such financial statements, except for amounts which may be contested in good faith by appropriate proceedings.

        4.10 There is no waiver or agreement for the extension of time for the assessment of any tax liability of NAC and its Subsidiaries. Seller knows of no pending or proposed audit by the Internal Revenue Service (the "IRS"), or other taxing authority, with respect to NAC and its Subsidiaries.

        4.11 Attached hereto as Schedule 4.11 is a complete and accurate list of all material contracts ("Material Contracts"), with respect to which NAC or its Subsidiaries have any liability or obligation exceeding in amount of $20,000 (including any lease or rental agreement covering real or personal property, any consulting or other service agreement, any purchase agreement, any promissory note or other instrument or security evidencing any indebtedness of NAC or its Subsidiaries, any mortgage or deed of trust securing real or personal property, any security agreement or financing statement covering personal property, or any employment, deferred compensation or agency contract or other contract or agreement with any employee).

        4.12 Except as described in Schedule 4.12 attached hereto, NAC and its Subsidiaries are not a subject of or, to the knowledge of management, threatened by, any material lawsuit or litigation, proceeding or controversy before any court, administrative agency, arbitration, or other governmental authority, which, if adversely determined, might result in any material adverse change in the business, operations, properties or assets, or in the condition, financial or otherwise of NAC and its Subsidiaries, taken as a whole, and NAC and its Subsidiaries are not in violation of, nor are they in default with respect to (a) their respective certificates of incorporation or bylaws, (b) any Material Contract or material investment to which NAC or its Subsidiaries is a party or by which NAC or its Subsidiaries or any of their assets is bound (including any deed of trust, mortgage, indenture or security agreement, or (c) any judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency arbitration, or other governmental authority.

        4.13 Since September 30, 1995, NAC and its Subsidiaries have continued to conduct their business in the regular and normal course as in the past. Since September 30, 1995 and except as set forth in Schedule 4.13, there has not been:

             (a)  any material change in the condition
        (financial or otherwise) of the properties, assets or business of NAC or of its Subsidiaries except changes in the ordinary course of business and changes in the make-up of the investment portfolio, which in the aggregate are not materially adverse, provided that NAC's operating losses have continued at a rate consistent with the first nine months of 1995;

             (b)  any material damages, destruction or loss
        (whether or not covered by insurance) materially and adversely affecting the properties, assets or business of NAC or its Subsidiaries;

             (c) any material change in the generally accepted accounting methods or practices followed by NAC or its Subsidiaries;

             (d) any material increase in compensation or in the rate of compensation or commissions payable or to become payable by NAC and its Subsidiaries to any director, officer or salaried employee earning $50,000 per annum or more during the preceding 12 months, or in the rate of compensation payable or to become payable to NAC or its Subsidiaries' hourly employees, or any material payment of any bonus, profit sharing or other extraordinary compensation to any employee or any entry into or amendment of any employment or deferred compensation agreement between NAC or its Subsidiaries and any officer, director, employee or agent (except for agents contracts entered into in the ordinary course of business);

             (e) any material labor strike or other material occurrence, event or condition relating to the labor relations of NAC and its Subsidiaries adversely affecting the property, assets, or business of NAC and its Subsidiaries in a material way;

             (f) any material transaction entered into by NAC and its Subsidiaries other than the ordinary course of business, other than the Coinsurance Agreement between NAIL and Maryland Southern Life Insurance Company dated December 31, 1995 (the "Coinsurance Agreement");

             (g) any declaration or payment of dividends or other distribution of any capital shares of NAC, any repurchase of capital shares by NAC, or any other payment or distribution to or on behalf of Seller;

             (h) any creation of any mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due), including, without limitation, any deposit for security made or created on or in any asset or property of NAC and its Subsidiaries, or assumed by NAC and its Subsidiaries with respect to any such asset or property other than the Coinsurance Agreement;

             (i) any material indebtedness or other material liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other material transaction engaged in, except in the ordinary course of business by NAC or its Subsidiaries;

             (j)  any material obligation or liability
        discharged or satisfied, other than the current liabilities reflected in the balance sheet of NAC and its Subsidiaries as of September 30, 1995, and current liabilities incurred since the date thereof in the ordinary course of business;

             (k) any sale, transfer or other disposition of any assets or properties of NAC or its Subsidiaries, except in the ordinary course of business other than the Coinsurance Agreement;

             (l) any amendment, termination or waiver of any material right of NAC or its Subsidiaries under any Material Contract or agreement or governmental license or permit other than any such terminations that may result from the decline in such company's capital.

             (m)  except as otherwise set forth in the
        financial statements of NAC or its Subsidiaries as of December 31, 1994 and for the period ended September 30, 1995, any material change in any of the practices and policies customarily followed by NAC or its Subsidiaries (including, without limitation, any underwriting, actuarial, financial or accounting practices or policies).

For the purpose of this Section 4.13 and Section 5.7, a material change shall mean a change in any category listed herein which by itself causes a change in financial condition in excess of $20,000, or causes a change in financial condition in excess of $50,000 in the aggregate when combined with all other changes during such period.

        4.14 Except as described in Schedule 4.14, there are no material liabilities of NAC or its Subsidiaries related to policyholder claims, and there are no other material liabilities, whether such liabilities are contingent, absolute, direct, indirect, mature, unmatured or otherwise, which do not appear on the financial statements of NAC or its Subsidiaries as of September 30, 1995, or liability substantially similar in nature that were incurred thereafter in the ordinary course of business.

        4.15 Since September 30, 1995, neither NAC nor any of the Subsidiaries has (a) issued or granted any capital stock, corporate bonds, debentures, trust or premium certificates or other income, surplus, debt (other than in the ordinary and normal course of business or pursuant to this Agreement) or capital obligations or securities, (b) paid or accrued any bonuses, or (c) modified the rights of any of its equity or debt holders.

        4.16 NAC and each of its Subsidiaries has good and marketable title to all of its respective material properties and assets, included in the records of each such company and in each case such assets and properties are free and clear of all mortgages, pledges, liens, leases, restrictions, security interests, encumbrances or charges whatsoever, and of every kind and nature, except as disclosed in the financial statements referred to in Sections 4.6 and 4.7 herein or on
Schedule 4.16 or in the Annual Statement of NAC for the year ended December 31, 1994.

        4.17 The capital stock of NAC consists of one class of common stock, no par value per share, which shares are equal and the same in all rights and respects and nonassessable and of which (a) 14,000,000 shares are authorized for issuance; (b) 3,461,028 shares are issued and outstanding of which 181,539 shares are held in NAC's treasury; (c) 10,538,972 shares are authorized but unissued; and (d) 385,466 shares are subject to issuance upon exercise of existing stock options.

        4.18 NAC and its Subsidiaries are not a party nor sponsor of any profit sharing plan, stock bonus plan, stock option plan, retirement plan, pension plan or similar employee benefit plan for its employees or agents, other than the director's, officer's and employee's stock option plan and the 401K plan described on Schedule 4.18.

        4.19 NAC and its Subsidiaries have delivered to Buyer complete and correct copies of the certificate of incorporation and bylaws of NAC and its Subsidiaries as amended through the date of this Agreement.

        4.20 This Agreement has been duly authorized by all necessary corporate actions and duly executed and delivered by Seller and its Subsidiaries and is the valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to the discretion of a court of equity and subject to bankruptcy, insolvency and similar laws affecting the rights of credits generally. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the acceleration of any indebtedness or other obligation of Seller or any of its affiliates, and are not prohibited by, do not violate any provision of, and do not result in a default under (a) the certificate of incorporation or bylaws of Seller or its Subsidiaries; (b) any material contract, agreement or other instrument to which Seller or its Subsidiaries any of their affiliates is a party or by which it is bound; (c) any regulation, rule, order, judgment or decree of any court or government agency; or (d) any law applicable to Seller or its Subsidiaries or any of their affiliates, except for the Louisiana Insurance Holding Company System Regulatory Act to the extent it requires prior approval for the sale of the NAC Shares by the Louisiana Insurance Commissioner and the insurance laws of other states where NAIL or its affiliates is admitted.

        4.21 All insurance policies or contracts issued by NAIL are valid policies or contracts, in all material respects, the form of which has been approved, where required, by the applicable state insurance departments. No Subsidiary, other than NAIL and NAMC, is engaged in any insurance business, including the issuance of any policies or contracts.

        4.22 The reserves for policy liabilities of NAIL set forth as of September 30, 1995 have been computed in accordance with generally accepted actuarial methods and principles consistently applied and are, to the knowledge of management, properly computed and adequate under the applicable requirements of the laws of the State of Louisiana.

        4.23 Schedule 4.11 sets forth a true and complete list of all reinsurance agreements to which NAIL is a party. All such agreements are in full force and effect as of the date hereof.

5.      Representations and Warranties of Buyer.

        Buyer covenants, represents, and warrants to Seller as follows:

        5.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all necessary corporate power to execute and deliver this Agreement and to consummate the purchase of the NAC Shares, to convey to NAC the Transferred Assets and the other transactions contemplated hereby.

        5.2 This Agreement has been duly authorized by all necessary corporate action and duly executed and delivered by Buyer and is the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to the discretion of a court of equity and subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the acceleration of any indebtedness or other obligation of Buyer or any of its affiliates and are not prohibited by, do not violate any provision of, and do not result in a default under (a) the certificate of incorporation or bylaws of Buyer or its subsidiaries; (b) any contract, agreement or other instrument to which Buyer or any of its affiliates is a party or by which it is bound; (c) any regulation, rule, order, judgment or decree of any county or governmental agency; or (d) any law applicable to Buyer, except for the Louisiana Insurance Holding Company System Regulatory Act to the extent it requires prior approval of the sale of the NAC Shares by the Louisiana Insurance Commissioner.

        5.3 The balance sheet of Buyer as of November 30, 1995, has been prepared in accordance with generally accepted accounting principles. Such balance sheet has been prepared from Buyer's books and records, which accurately and fairly reflect the transactions and dispositions of assets and incurrence of liabilities by Buyer, and present fairly the financial condition of Buyer as of the date indicated.

        5.4 Since November 30, 1995 there has not been any material adverse change in the financial condition of Buyer or its subsidiaries.

        5.5 There are no pending or, to the knowledge of management, threatened proceedings which would affect the right of Buyer or its subsidiaries to continue its business and Buyer has not failed to comply with any law or regulation of any applicable jurisdiction in the conduct of its business and corporate affairs which failure in any respect has materially adversely affected, or reasonably might be expected to materially adversely affect, Buyer's business, operations, properties, assets or financial condition.

        5.6 Buyer is not a subject of or, to the knowledge of management, threatened by, any material lawsuit or litigation, proceeding or controversy before any court, administrative agency, arbitration, or other governmental authority, which, if adversely determined, might result in any material change in the business, operations, properties or assets, or in the conditions, financial or otherwise of Buyer and Buyer is not in violation of, nor is it in default with respect to (a) its certificate of incorporation or bylaws, (b) any material contract or material investment to which it is a party or by which it or any of its assets is bound (including any deed of trust, mortgage, indenture or security agreement), or (c) any judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency arbitration, or other governmental authority.

        5.7 Since November 30, 1995, Buyer has continued to conduct its business in the regular and normal course as in the past. Since November 30, 1995 there has not been:

                  (a)  any material adverse change in the
        condition (financial or otherwise) of the properties, assets (including the Transferred Assets) or business of Buyer or its subsidiaries, except changes in the ordinary course of business which in the aggregate are not materially adverse;

                  (b)  any material damages, destruction or
        loss (whether or not covered by insurance) materially and adversely affecting the properties, assets (including the Transferred Assets) or business of Buyer;

                  (c)  any material change in the generally
        accepted accounting methods or practices followed by Buyer;

                  (d)  any sale, transfer or other disposition
        of any Transferred Assets, other than the Coinsurance
        Agreement;

        5.8 Buyer has, or will as of Closing have, good and marketable title to all of the Transferred Assets, including the records of Buyer with respect thereto and in each case such Transferred Assets are free and clear of all mortgages, pledges, liens, leases, restrictions, security interests, encumbrances or charges whatsoever, and of every kind and nature. The execution and delivery of this Agreement and all other documents and instruments contemplated hereby to be executed and delivered by Buyer will be sufficient at the Closing to convey and vest in Seller good and marketable title to the Transferred Assets, free and clear of all mortgages, pledges, liens, leases, restrictions, security interest, encumbrances or charges whatsoever, and of every kind and nature.

        5.9 Schedule 2.1 is a true and correct description of the Transferred Assets, which have a comparable quality and composition to the similar assets of NAC. Buyer shall include a more detailed description of the Transferred Assets as a part of the Form A filing with the Louisiana Department of Insurance. Seller acknowledges and agrees that the Transferred Assets will be contributed to NAC and that fifty percent (50%) of such Transferred Assets will be contributed to NAIL, upon consummation of the transactions contemplated by this Agreement, as selected by the Board of Directors of NAC as such Board shall be constituted following the election of the members of the Board of Directors of NAC named by Buyer.
Except as noted on Schedule 2.1, the Transferred Assets will qualify as admitted assets under applicable State of Louisiana insurance laws and regulations. Buyer shall be entitled to substitute an asset listed on Schedule 2.1 and to amend the
Schedule 2.1 with a new asset of equal or greater quality, with the quality of assets judged according to the National Association of Insurance Commissioners risk capital rankings.

                  (a)  The receivables listed on Schedule 2.1
             that constitute a portion of the Transferred Assets have arisen from bona fide transactions in the ordinary course, are collectible in the ordinary course and are not subject to any defenses, offset or counterclaim.

                  (b)  Subject to any required approvals of
             the applicable regulatory agencies, the deferred policy acquisition costs listed on Schedule 2.1 that constitute a portion of the Transferred Assets represent valid acquisition costs incurred by Buyer in connection with valid, binding and enforceable insurance policies issued by the Buyer in the ordinary course of business, which policies are in full force and effect. Buyer has performed and is performing all material obligations to be performed by it under such policies and there is not under any such policies any existing default, event of default, breach or event that, with notice or lapse of time or both, would constitute a default or breach. There has been no termination or threatened termination or notice of default or breach under any such policy.

        5.10 Buyer's financial statements as of December 31, 1995, as audited by Coopers & Lybrand, will reflect sufficient assets for Buyer to consummate this transaction.

6.      Covenants of Seller.

        Seller convents to Buyer as follows:

        6.1 Upon delivery to Buyer of the NAC Shares at the Closing, such shares shall be free and clear of all liens, security interests, encumbrances, pledges, loans, or claims by or on the part of any person, firm or corporation whatsoever.

        6.2 From and after the date of this Agreement up to and including the Closing Date, Seller shall cause NAC and its subsidiaries to continue to timely and accurately file all local, state and federal tax returns and reports of every kind, which are required to be so filed (or obtain valid extensions to file same) and timely and fully pay all taxes (including premium taxes), interest, penalties, assessments or deficiencies except for amounts which may be contested in good faith by appropriate proceedings.

        6.3 Seller shall furnish to Buyer upon Buyer's reasonable request, at any time prior to or after the Closing, copies of any Material Contracts and any further information that Buyer may reasonably request in connection therewith.

        6.4 From and after the date of this Agreement up to and including the Closing Date, neither NAC nor any Subsidiary will: (a) issue or grant any capital stock, corporate bonds, debentures, trust or premium certificates or other income, surplus, debt (other than in the ordinary and normal course of business or pursuant to this Agreement) or capital obligations or securities, (b) pay or accrue any bonuses; or (c) modify the rights of any of its equity or debt holders.

        6.5 Buyer shall have the right, at any time prior to Closing Date, to examine the books and records of NAC during reasonable business hours. No such examination, however, shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's covenants, representations, and warranties as made herein or pursuant hereto. Buyer shall bring to Seller's attention any material violation of this Agreement by Seller that Buyer discovers during the course of such examination. Buyer will hold in confidence all information so obtained, and any document or instrument heretofore or hereafter obtained by Buyer in connection herewith shall be held in express trust for and on behalf of Seller. The obligations of Buyer set forth in the Confidentiality Letter dated September 28, 1995, as amended by letter agreement dated November 14, 1995, executed by Buyer (the "Confidentiality Letter") shall survive the execution and Closing of this Agreement.

        6.6 At or before the time of Closing, Seller will furnish Buyer a list of all bank accounts, investment custodial accounts and safety deposit boxes in the name of NAC and its subsidiaries and the names of all persons authorized to draw therefrom or having access thereto.

        6.7 NAC and its subsidiaries shall, between the date hereof and the time of Closing:

             (a) continue to conduct their business in the same manner as in the past and in the normal and ordinary course of business;

             (b) use their reasonable best efforts to preserve intact their present business organization and to keep available the services of its respective present officers;

             (c) except in the ordinary course of business and not without the prior consent of Buyer (which consent shall not be unreasonably withheld), not grant any salary increase to any officer or other employee or enter into, or amend or alter materially any bonus, savings, retirement, pension, profit-sharing, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement or any employment agency (except routine agents contracts entered into the ordinary course of business), brokerage or consulting agreement;

             (d)  not create, incur, assume, guarantee or
        otherwise become liable with respect to any material indebtedness, except in the ordinary course of business;

             (e) maintain their books, accounts and records in the usual, regular and ordinary manner;

             (f) not amend their respective certificates of incorporation or bylaws, or take any action with respect to any such prohibited amendment;

             (g)  maintain their corporate existence and power;

             (h)  not dispose of or encumber any of their
        properties or assets except in the ordinary course of business;

             (i)  not merge or consolidate with any other
        corporation or, except for portfolio investments, acquire or agree to acquire any stock or assets of any other person, firm, association, corporation or other business organization;

             (j) not authorize or issue any shares of capital stock or enter into any contract relating to or grant any option, warrant or right calling for the authorization or issuance of any such shares or create or issue any securities convertible into any such shares or convertible into securities in turn so convertible, or issue any options, warrants or rights to purchase any such convertible securities;

             (k) not enter into, assume or amend any contract, agreement, obligation, lease, license or commitment, except in the ordinary course of business; and

             (l)  in good faith, cooperate with Buyer in
        seeking any required governmental approvals of the transactions contemplated by this Agreement.

7.      Covenants of Buyer.

        Buyer covenants to Seller as follows:

        7.1 Seller shall have the right, at any time prior to the Closing Date, to examine the books and records of Buyer concerning, or with respect to, the Transferred Assets during reasonable business hours. No such examination, however, shall constitute a waiver or relinquishment by Seller of its right to rely upon Buyer's covenants, representations, and warranties as made herein or pursuant hereto. Seller shall bring to Buyer's attention any material violation of this Agreement by Buyer that Seller discovers during the course of such examination. Seller will hold in confidence all information so obtained, and any document or instrument heretofore or hereafter obtained by Seller in connection herewith shall be held in express trust for and on behalf of Buyer.

        7.2 Buyer further covenants that it shall, between the date hereof and the time of Closing,

             (a) continue to conduct its business in the same manner as in the past and in the normal and ordinary course of business;

             (b) use its reasonable best efforts to preserve intact its present business organization and to keep available the services of its respective present officers;

             (c)  not create, incur, assume, guarantee or
        otherwise become liable with respect to any material indebtedness related to or concerning the Transferred
        Assets;

             (d) maintain its books, accounts and records related to or concerning the Transferred Assets in the usual, regular and ordinary manner;

             (e)  not dispose of or encumber any of the
        Transferred Assets; and

             (f)  not merge or consolidate with any other
        corporation or, except for portfolio investments, acquire or agree to acquire any stock or assets of any other person, firm, association, corporation or other business organization.

        7.3 Without the prior written consent of Seller, Buyer shall not take any action that would cause or tend to cause the conditions to the obligations of the parties hereto to effect the transactions contemplated hereby not to fulfilled, including, without limitation, taking, or causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing that would cause the representations and warranties made by Buyer herein not to be true, correct and accurate as of the Closing.

        7.4 Buyer shall promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state or local, domestic or foreign, and all other requests for approvals to any private persons, the filing or granting of which is necessary, or is deemed necessary or appropriate by any party hereto, for the consummation of the transactions contemplated hereby.

        7.5 Buyer shall take all reasonable steps which are within its power to cause to be fulfilled those of the conditions precedent to the obligation of Seller to consummate the transactions contemplated hereby which are dependent upon the actions of Buyer.

        7.6 Buyer will cause Coopers & Lybrand to complete an audit of Buyer's assets which include the Transferred Assets as of December 31, 1995 and will upon completion of such audit, which shall occur prior to Closing, deliver a copy of same to Seller along with a letter from Cooper & Lybrand authorizing Seller to rely upon such audit in the transactions contemplated by this Agreement.

        7.7 Buyer acknowledges that the NAC Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided by Section 4(2) of said Act for transactions by an issuer not involving any public offering and, in connection therewith, it is agreed by the parties that:

                  a)   Buyer acknowledges receipt of a copy of
        Seller's Form 10-KSB Report for its fiscal year ended December 31, 1994, Seller's Form 10-QSB Report for its fiscal quarter ended September 30, 1995, a copy of Seller's Annual Report to Stockholders and Proxy Statement for its annual stockholder's meeting held on August 29, 1995, and that Buyer has had an opportunity to ask any questions Buyer might have concerning the operation and financial condition of Seller. Buyer has relied on its own due diligence review of Seller's business, operations and records in connection with its investment in the NAC shares pursuant to this Agreement and has not relied upon any financial projections contained in Seller's Subordinated Debenture Offering Memorandum dated March 20, 1995.

                  b)   The certificates for the NAC Shares
        will bear a restrictive legend in substantially the following form:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

                  c)   Buyer hereby confirms that the NAC
        shares will be acquired for investment for its account, not as nominee or agent, and not with a view to the resale for distribution of any part thereof in a manner which would require registration under the Securities Act or any applicable state securities laws, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

        7.8 Buyer agrees that before Closing it will not interfere with the conduct of the ordinary business activities of the employees, agents, customers of the Seller or its Subsidiaries, except to the limited extent reasonably required for the continued analysis and of the condition of the Seller and its Subsidiaries.

        7.9 Buyer agrees that before Closing it will not purchase any NAC Shares, except pursuant to a written agreement with NAC.

8.      Approvals of Regulatory Authorities.

        As soon as reasonably practical after the execution and delivery of this Agreement:

        8.1 Buyer shall duly apply to the Louisiana Department of Insurance for approval to acquire control of NAC.

        8.2 Buyer shall file or submit any and all other notifications and applications to public authorities, federal, state or local, and all other requests for approvals to any private persons, the granting or filing of which is necessary or appropriate in connection with this Agreement.

        8.3 Buyer shall use its best efforts to obtain all required consents and approvals as promptly as possible.
Seller shall furnish to Buyer any information concerning Seller or NAIL or its subsidiaries reasonably required in connection with any such filings, notifications or applications.

9.      Further Agreements.

        Seller and Buyer agree:

        9.1 Seller and Buyer each shall execute and deliver or cause to be executed and delivered at or prior to the Closing, such additional documents, instruments and agreements and shall each take and cause to be taken such other actions as the other may reasonably request for the purpose of effectuating the transactions contemplated hereby.

        9.2 Seller shall make available to Buyer's counsel, accountants, and other representatives full and complete access, during normal business hours throughout the period prior to the time of Closing, to all of NAC's respective properties, books of account, files, contracts, tax returns, commitment, and records, and shall furnish to Buyer during such period all such information concerning the affairs of NAC and its subsidiaries as Buyer may request, subject to terms of the Confidentiality Letter.

        9.3 Buyer shall make available to Seller's counsel, accountants, and other representatives full and complete access, during normal business hours throughout the period prior to the time of Closing, to all of the Transferred Assets, and books of account, files, contracts, tax returns, commitment, and records, and shall furnish to Seller during such period all such information concerning the affairs of Buyer concerning or relating to the Transferred Assets as Seller may request.

10.     Conditions to Obligation Of Seller to Sell the NAC
Shares.

        The obligation of Seller to consummate the transactions contemplated by this Agreement is conditioned upon fulfillment at the Closing of each of the following:

        10.1 Each representation and warranty of Buyer set forth in this Agreement shall have been true and accurate in all material respects on the date of this Agreement, and, as reaffirmed by a certificate of Buyer dated the Closing Date, shall be true and accurate in all material respect as of and on the Closing Date. Buyer shall have performed and compiled in all material respects with each and every covenant, agreement and condition required to be performed or complied with prior to the Closing Date.

        10.2 Seller shall have received an opinion from Buyer's counsel, dated the Closing Date, in terms that are mutually agreeable to Buyer and Seller, to the effect that:

             (a)  Buyer is a corporation duly organized,
        validly existing and in good standing under the laws of the State of Maryland and has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

             (b) Buyer has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

             (c) The execution and delivery by Buyer of this Agreement, and the other instruments and documents executed and delivered by Buyer pursuant to this Agreement and the performance of Buyer's obligations hereafter and thereunder have been duly and validly authorized by all necessary corporate action, and this Agreement is legally binding and enforceable upon Buyer in accordance with its terms, subject to the discretion of a court of equity and subject to bankruptcy, insolvency and similar law affecting the rights of creditors generally

        10.3 Seller and Buyer shall have received all consents and approvals of public authorities, federal, state or local, including but nor limited to the approval of the Department of Insurance of the State of Louisiana, the granting of which is necessary for the consummation of this Agreement and the transactions contemplated hereby.

        10.4 No action or proceeding shall have been instituted or, as far as is known by Buyer or Seller, shall have been threatened, before a court or other governmental body or any public authority against Seller, Buyer to restrain or prohibit the transactions contemplated hereby.

        10.5 Buyer shall have suffered no material adverse change in its corporate status or financial condition since December 31, 1994, and there shall have been no material decrease in the value of Transferred Assets since December 31, 1995.

11.     Conditions to Obligation of Buyer to Buy the NAC Shares.

        The Obligation of Buyer to consummate the transactions contemplated by this Agreement is conditioned upon fulfillment at the Closing of each of the following:

        11.1 Each representation and warranty of Seller set forth in this Agreement shall have been true and accurate in all material respects on the date of this Agreement, and as reaffirmed by a certificate of Seller dated the Closing Date, shall be true and accurate in all material respects as of the Closing Date. Seller shall have performed and complied in all material respects with each and every covenant, agreement, and condition required to be performed or complied with by it on or prior to the Closing Date.

        11.2 Buyer shall have received an opinion from Seller's counsel dated the Closing Date, in terms that are duly agreeable to Buyer and Seller, to the effect that:

             (a) Each of NAC and its subsidiaries is a duly and validly organized and existing corporation in good standing under the laws of the State of Louisiana and with full corporate power to own its properties and carry on the business in which it is engaged.

             (b) Seller has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

             (c) The execution and delivery by Seller of this Agreement, and the other instruments and documents executed and delivered by Seller pursuant to this Agreement and the performance of Seller's obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action, and this Agreement is legally binding and enforceable upon Seller in accordance with its terms, subject to the discretion of a court of equity and subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

        11.3 Buyer and Seller shall have received all consents and approvals of public authorities, federal, state or local, including but not limited to the approvals of the Department of Insurance of the State of Louisiana, the granting of which is necessary for the consummation of this Agreement and the transactions contemplated hereby.

        11.4 No action or proceeding shall have been instituted or, as far as is known by Buyer or Seller, shall have been threatened, before a court or other governmental body or any public authority against Seller, Buyer or NAC to restrain or prohibit the transactions contemplated hereby.

        11.5 Buyer shall have received on or before the Closing Date (i) the resignations of at least two (2) members of the NAC Board of Directors or such number of members of the Board of Directors as shall leave no more than five (5) current members in place, including Benjamin Wall, and (ii) a certificate of the secretary of the NAC and its Chairman of the Board that at least six (6) additional board seats have been duly filled by the persons nominated by the Buyer.

        11.6 Seller shall deliver a Certificate of the State of Louisiana dated within thirty (30) days of the Closing Date certifying NAIL's good standing as a corporation under the laws of the State of Louisiana, along with evidence as reasonably requested by Buyer to reflect NAIL's authority to act as an insurance company in the State of Louisiana.

        11.7 Seller shall have delivered to Buyer, on or before the Closing Date, a certificate dated on or before the Closing Date signed by NAIL's independent actuary certifying that the reserves for policy liabilities of NAIL as set forth in the December 31, 1994 statutory balance sheet have been computed in accordance with generally accepted actuarial methods and principles consistently applied and are adequate under the requirements of applicable law.

        11.8 Except as set forth on Schedule 11.8, NAC shall have suffered no material adverse change in its corporate status, business, operations, assets, properties or financial condition since September 30, 1995.

12.     Indemnification and Reimbursement.

        12.1 Subject to the limitations hereinafter set forth, Seller agrees to defend, indemnify and hold harmless Buyer and its successors and assigns against and in respect of any and all loss or damage and related expenses (including reasonable attorneys fees) incurred by Buyer resulting from (a) any misrepresentation or breach of warranty by Seller made as part of or contained in this Agreement or in any schedule, certificate or document executed or delivered in connection with this Agreement or the transaction contemplated hereby or thereby; or (b) any failure by Seller to perform or otherwise fulfill any agreement, covenant or obligation hereunder (the "Indemnifiable Matters"). Buyer agrees to notify Seller promptly in writing of the occurrence or happening of any event or matter with respect to which Buyer has the right to indemnification hereunder. In the event Buyer or any of its affiliates is a party to any action, suit or proceeding with respect to which Buyer intends to seek indemnification hereunder, Seller shall have the right, exercisable by notifying Buyer within twenty days after receipt of such notice from Buyer to assume the entire control of the defense, compromise, or settlement thereof, all at Seller's expense, including employment of counsel, and in connection therewith Buyer shall cooperate fully to make available to Seller all pertinent information under its control. Buyer may, at its expense if it so elects, designate its own counsel to participate with counsel designated by Seller in the conduct of such defense. If the defense of any such Indemnifiable Matter is tendered to Seller by notice as set forth above and Buyer is entitled to indemnification pursuant hereto with respect to such matter, and Seller declines or otherwise fails to (i) promptly pay or settle the same, or (ii) vigorously investigate and defend the same, Buyer may investigate and defend the same and Seller will reimburse Buyer for all judgments, settlement payments and reasonable expenses, including reasonable attorney's fees incurred and paid by it in connection therewith, provided that no settlement will be entered into without Seller's consent, which will not be unreasonably withheld.

        12.2 Subject to the limitations hereinafter set forth, Buyer agrees to defend, indemnify and hold harmless Seller and its successors and assigns against and in respect to any and all loss or damage and related expenses (including reasonable attorneys fees) incurred by Seller resulting directly or indirectly from (a) any misrepresentation or breach of warranty by Buyer made as a part of or contained in this Agreement or in any schedule, certificate or document executed or delivered in connection with this Agreement or the transactions contemplated hereby or thereby; or (b) any failure by Buyer to perform or otherwise fulfill any agreement, covenant or obligation hereunder (the "Indemnifiable Matters"). Seller agrees to notify Buyer promptly in writing of the occurrence or happening of any event or manner with respect to which Seller has the right to seek indemnification hereunder, in the event Seller or any of its affiliates is a party to any action, suit or proceeding with respect to which Seller intends to seek indemnification hereunder, Buyer shall have the right, exercisable by notifying Seller within twenty days after receipt of such notice from Seller to assume the entire control of the defense, compromise or settlement thereof, all at Buyer's expense, including employment of counsel, and in connection therewith Seller shall cooperate fully to make available to Buyer all pertinent information under its control. Seller may, at its expense, if it so pleases, designate its own counsel to participate with counsel designated by Buyer in the conduct of such defense. If the defense of any such Indemnifiable Matter is tendered to Buyer by notice as set forth above and Seller is entitled to indemnification pursuant hereto with respect to such matter, and Buyer declines or otherwise fails to (i) promptly pay or settle the same, or (ii) vigorously investigate and defend the same, Seller may investigate and defend the same and Buyer will reimburse Seller for all judgments, settlement payments and reasonable expenses including reasonable attorneys fees, incurred and paid by it in connection therewith, provided that no settlement will be entered into without Buyer's consent, which will not be unreasonably withheld.

        12.3 Notwithstanding the provisions of any other Section hereof, Buyer or Seller shall not be entitled to indemnification under any Section hereof except to the extent that the total of all such indemnifications exceeds $110,000.

13.     Termination.

        13.1 Either Buyer or Seller may terminate this Agreement at any time in the event of a material breach by the other of any of its representations, warranties and agreements contained herein, if such breach shall continue, without cure, for a period of ten (10) business days after written notice from the other party.

        13.2 Either Buyer or Seller may terminate this Agreement if the Closing does not occur by March 31, 1996, unless such date is otherwise extended by the parties hereto in writing, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder; provided, however that the Closing shall be extended, at the sole option of the Buyer, until the date that the applicable regulators approve or reject the transactions contemplated by this Agreement, if on or before March 31, 1996, Buyer and Seller complete a transaction such as described in that Letter Agreement of even date herewith, having the purpose of generating sufficient capital and surplus of NAIL to enable
NAIL to report an aggregate Two Million Dollars ($2,000,000) of capital and surplus.

        13.3 Seller may terminate this Agreement if the Buyer fails to file the Form A with the Louisiana Department of Insurance on or before the fifth business day following the day that the Buyer receives an executed copy of this Agreement from the Seller.

14.     Broker's Commissions and Fees.

        Each of Buyer and Seller represents and warrants to the other party that there is not a broker's fee payable in connection with the transactions provided for herein, except that Buyer will be liable for such a fee to Merlino and Scofield and Seller will be liable for such a fee to Firemark. Except as provided herein, each of Buyer and Seller agrees to hold and save the other party harmless from any such fees, compensation or commissions, by reason of this transactions contemplated by this Agreement. Each party hereto shall bear its own counsel fees, costs and expenses relative to this transaction.

15.     Entire Agreement.

        This Agreement, the Coinsurance Agreement and the Confidentiality Letter contain the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all other agreements between the parties, oral or written, relating to the subject matter of this Agreement, the Coinsurance Agreement and the Confidentiality Letter. Except as expressly set out in this Agreement, Seller makes no representation, warranty or agreement, either oral or written, express or implied.

16.     No Assignment.

        This Agreement may be assigned by the Buyer to an affiliate of Buyer with the prior written consent of Seller, which consent shall not be unreasonably withheld.

17.     Notices.

        All notices hereunder shall be in writing and effective when mailed, by certified or registered mail, postage prepaid, return receipt requested, to the attention of:

             If to Buyer:                       If to Seller:

        Ira L. Gottshall, President        Edward A. Carroll, President
        The Southern Group, Inc.           National Affiliated Corporation
        7212 Old Stage Road                1500 Lee Street, Suite A
        North Bethesda, MD  20852          Alexandria, LA  71301

18.     Amendment.

        This Agreement may be amended only by an agreement in writing signed by each of the parties hereto, and no waiver or compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidence by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

19.     Cooperation.

        Each of the parties hereto shall fully cooperate with each other and shall use their reasonable best efforts and will cause all entities controlled by them to use their reasonable best efforts, to satisfy and/or perform all conditions necessary to be satisfied and/or performed as a condition in the obligation of the other party hereto to consummate the transactions contemplated hereby.

20.     Counterparts.

        This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.     Survival of Warranties.

        The warranties, representations and agreements set forth herein shall survive the closing of this transaction for a period of one year.

22.     Successors and Assigns.

        This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.

23.     Headings.

        The section and paragraph headings, if any, contained in this Agreement are for reference purposes only and shall not limit, modify or expand in any way the meaning or interpretation of this Agreement.


        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

SELLER:

NATIONAL AFFILIATED CORPORATION

By:______________________________
Name:___________________________
Its:______________________________

SUBSIDIARIES:

NATIONAL AFFILIATED INVESTORS LIFE INSURANCE COMPANY

By:______________________________
Name:___________________________
Its:______________________________

NATIONAL AFFILIATED MARKETING COMPANY

By:______________________________
Name:___________________________
Its:______________________________

AFFILIATED INVESTMENT MARKETING

By:______________________________
Name:___________________________
Its:______________________________

NATIONAL AFFILIATED FINANCE COMPANY

By:______________________________
Name:___________________________
Its:______________________________

PRACTICAL LEASING UNLIMITED SYSTEMS

By:______________________________
Name:___________________________
Its:______________________________

BUYER:

THE SOUTHERN GROUP, INC.

By:______________________________
Name:___________________________
Its:______________________________